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                                                                 Exhibit 23.1(a)



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts," and "Selected Historical and Pro Forma Financial Data for Boston Scientific and Target" in the Registration Statement (Form S-4) and related Prospectus of Boston Scientific Corporation and to the incorporation by reference therein of our report dated March 14, 1996, with respect to the consolidated financial statements of Boston Scientific Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                /s/ ERNST & YOUNG LLP

                                                ERNST & YOUNG LLP


Boston, Massachusetts
February 25, 1997